State of Utah                                            Stamped RECEIVED
Department of Commerce                                   1993 SEP 15 PM 1:56
Division of Corporations and Commercial Code             Division of Corpora.
Hereby certify that the foregoing has been filed         State of Utah
and approved on the 15th day of Sept 1993 at the office of this Division and hereby issue this Certificate thereof
Examiner JS Date 9/15/93

/s/Korla T. Woods
 Division Director


                    ARTICLES OF AMENDMENT TO
                  ARTICLES OF INCORPORATION OF
                        G & L ENERGY, INC.

The Articles of Incorporation and Amendments thereto, of G & L ENERGY, INC., are hereby amended, pursuant to 16-1 0a-1 006 Utah Code Annotated, as follows:

                                I

The name of the corporation is: G & L ENERGY, INC.

                               II.

The capitalization of the corporation shall be amended as follows:


The aggregate number of shares which this corporation shall have to issue is 15,000,000 shares of $0.001 par stock. All stock of the corporation shall be of the same class, common, and shall have the same rights and privileges.
All shares issued by the corporation prior to this Amendment, when returned to the company for transfer, shall be issued at a rate of one share for each twenty shares, thus effecting a reverse split of one for twenty.

                               III

The aforesaid Amendment was adopted by the shareholders of the corporation on July 15, 1992. The total shares outstanding at the time of said vote was 19,980,000 and the number of shares voting in aforesaid Amendment was 12,352,000. <handwritten: unanimous vote /s/ RJN>

G & L ENERGY, INC.

 By: /s/ Tom Warren
TOM WARREN Secretary